Exhibit 99.2
S
M
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze® Seasons 52 Eddie V’s Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
June 30, 2014	(Analysts) Matthew Stroud	(407) 245-6458
8:00ET	(Media) Rich Jeffers	(407) 245-4189

Darden Announces Cash Tender Offer for up to
$600,000,000 Aggregate Principal Amount of its 4.50% Senior Notes due 2021, 3.350% Senior Notes due 2022, 6.000% Senior Notes due 2035 and 6.200% Senior Notes due 2017

ORLANDO, FL, June 30 – Darden Restaurants, Inc. (NYSE: DRI) today announced that it has commenced cash tender offers (each offer an “Offer” and collectively, the “Offers”) for up to $600,000,000 aggregate principal amount of its outstanding 4.50% Senior Notes due 2021 (“2021 Notes”), 3.350% Senior Notes due 2022 (“2022 Notes”), 6.000% Senior Notes due 2035 (the “2035 Notes”) and 6.200% Senior Notes due 2017 (“2017 Notes” and, together with the 2021 Notes, 2022 Notes and 2035 Notes, the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase, dated June 30, 2014, and the related Letter of Transmittal.

The consideration being offered for the Notes accepted for purchase in the Offers and the priority of the Offers is set forth in the table below:

Title of Securities and CUSIP Numbers	Principal Amount Outstanding	Acceptance Priority Level	Tender Cap	Reference Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)	Hypothetical Tender Offer Consideration (2)(3)	Early Tender Payment (4)	Hypothetical Total Consideration (2)(3)
4.50% Senior Notes due 2021 (CUSIP No. 237194AJ4)	$400,000,000	1	$300,000,000	2.50% due 5/15/24	PX1	105	$1,027.97	$30.00	$1,057.97
3.350% Senior Notes due 2022 (CUSIP No. 237194AK1)	$450,000,000	2	$300,000,000	2.50% due 5/15/24	PX1	80	$971.40	$30.00	$1,001.40
6.000% Senior Notes due 2035 (CUSIP No. 237194AE5)	$150,000,000	3	N/A	3.625% due 2/15/44	PX1	180	$1,078.27	$30.00	$1,108.27
6.200% Senior Notes due 2017 (CUSIP No. 237194AG0)	$500,000,000	4	N/A	0.625% due 9/30/17	PX5	25	$1,124.38	$30.00	$1,154.38
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(1)	The applicable page on Bloomberg from which the Lead Dealer Managers (identified below) will quote the bid-side prices of the applicable Reference Treasury Securities (defined below).

(2)
Per $1,000 principal amount of Notes tendered and accepted for purchase. Holders will also receive accrued interest on Notes accepted for purchase up to, but excluding, the Settlement Date (defined below).

(3)
The Hypothetical Tender Offer Consideration and Hypothetical Total Consideration for all series of Notes, based on the Reference Yield (defined below) of the Reference Treasury Security (as set forth above) as of 2:00 p.m., New York City time on June 27, 2014. The actual Reference Yields of the Reference Treasury Securities will be determined by the Lead Dealer Managers based on certain quotes available at the Price Determination Date, which is expected to be at 2:00 p.m., New York City Time, on July 14, 2014. See Schedules A and B in the Offer to Purchase for more detailed information.

(4)	Per $1,000 principal amount of Notes.

The Total Consideration paid in the Offers for the Notes will be determined in the manner described in the Offer to Purchase by reference to a fixed spread over the yield (the “Reference Yield”) to maturity of the applicable U.S. Treasury Security (the “Reference Treasury Security”) specified in the table above and in the Offer to Purchase. Holders of Notes that are validly tendered and not validly withdrawn at or before 5:00 p.m. on July 14, 2014 (the “Early Tender Date”) and accepted for purchase will receive the applicable Total Consideration, which includes an early tender payment of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Payment”) on the Settlement Date (as defined below). Holders of Notes who validly tender their Notes after the Early Tender Date and at or before the Expiration Date (as defined below) will only receive the applicable Tender Offer Consideration per $1,000 principal amount of Notes tendered by such holders that are accepted for purchase, which is equal to the applicable Total Consideration minus the Early Tender Payment. Holders whose Notes are accepted for purchase pursuant to the Offers will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the Settlement Date.

As set forth in the Offer to Purchase, the Offers are subject to a maximum aggregate principal amount in respect of Notes purchased of $600,000,000 (the “Maximum Amount”), the application of the acceptance priority levels set forth in the table above (the “Acceptance Priority Levels”), the tender cap (the “Tender Cap”) for certain Series specified in the table above and certain other conditions.

Darden will purchase any Notes that have been validly tendered by the Expiration Date and that it chooses to accept for purchase, subject to the Maximum Amount, the application of the Acceptance Priority Levels, the Tender Cap for certain Series and all conditions to the Offers having been satisfied or waived by it, on a date immediately following the Expiration Date (the “Settlement Date”). The Settlement Date is expected to occur on the first business day following the Expiration Date, subject to all conditions to the Offers having been satisfied or waived by Darden. The expected Settlement Date is July 29, 2014, unless extended by Darden, assuming all conditions to the Offers have been satisfied or waived by Darden.

Subject to the Tender Cap for certain Series, the amount of a series of Notes purchased in the Offers will be based on the Acceptance Priority Level for such series, as set forth above and in the Offer to Purchase, and may be prorated. If Notes of a Series subject to a Tender Cap are validly tendered and not validly withdrawn in an aggregate principal amount greater than the applicable Tender Cap for such Series, the principal amount of Notes purchased of that Series will be limited to the applicable Tender Cap and will be prorated based on the aggregate principal amount validly tendered and not validly withdrawn with respect to that Series. If Notes are validly tendered and not validly withdrawn such that the combined aggregate principal amount of such tendered Notes exceeds the Maximum Amount, we will accept for purchase only a combined aggregate principal amount of Notes equal to the Maximum Amount. If purchasing all of the tendered Notes of a Series of Notes of an applicable Acceptance Priority Level on the Settlement Date would cause the Maximum Amount to be exceeded, the amount of that Series of Notes purchased on the Settlement Date will be prorated based on the aggregate principal amount of that Series of Notes tendered such that the Maximum Amount will not be exceeded.

The Offers will expire at 12:00 midnight, New York City time, on July 28, 2014 (the “Expiration Date”) (which is the end of the day on July 28, 2014), unless extended or earlier terminated. Darden reserves the right to terminate, withdraw or amend the Offers at any time subject to applicable law.

Notes tendered in the Offers may only be withdrawn prior to 5:00 p.m. on July 14, 2014 (the “Withdrawal Date”).  Notes tendered after the Withdrawal Date and prior to the Expiration Date may not be withdrawn. Darden reserves the right, but is under no obligation, to increase or decrease the Maximum Amount or increase, decrease or eliminate any Tender Cap, subject to compliance with applicable law, which could result in Darden purchasing a greater or lesser principal amount of Notes in the Offers. There can be no assurance that Darden will exercise its right to increase or decrease the Maximum Amount or increase, decrease or eliminate any Tender Cap. If Darden increases or decreases the Maximum Amount or increases, decreases or eliminates any Tender Cap or extends the Early Tender Date, Darden does not expect to extend the Withdrawal Date, subject to applicable law.

The obligation to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the Offers is subject to the satisfaction or waiver of the conditions to the relevant Offers, including the condition (“Tender Proceeds Condition”) that Darden has successfully completed the sale of its Red Lobster business (the “Red Lobster Transaction”), and that such sale has generated sufficient proceeds to purchase the Notes accepted for purchase in the Offers, including payment of the Tender Offer Consideration or Total Consideration, as applicable, accrued interest and pay all fees and expenses associated with the foregoing, all on terms and conditions acceptable to Darden in its sole discretion, subsequent to the date hereof and on or prior to the Settlement Date. There can be no assurance that Darden will be able to complete the Red Lobster Transaction and thus no assurance that the Tender Proceeds Condition will be satisfied.

The complete terms and conditions of the Offers are set forth in the related Offer to Purchase and the Letter of Transmittal which are being sent to holders of the Notes.  Holders of the Notes are urged to read the tender offer documents carefully.  Notes not tendered and purchased pursuant to the Offers will remain outstanding and be paid in accordance with their terms.

The Offers are being made solely by means of the related Offer to Purchase and the Letter of Transmittal. This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.  Capitalized terms used in this press release but not otherwise defined herein have the meanings assigned to them in the Offer to Purchase.  None of Darden, the Dealer Managers, the Tender Agent and the Information Agent or the Trustee is making any recommendation as to whether holders of the Notes should tender their Notes in response to the Offers.

BofA Merrill Lynch, US Bancorp and Wells Fargo Securities are the Lead Dealer Managers and Deutsche Bank Securities and Mizuho Securities are the Co-Dealer Managers for the Offers. The Lead Dealer Managers and Co-Dealer Managers are collectively the Dealer Managers for the Offers. Questions regarding the Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect), directed to US Bancorp at (877) 558-2607 (toll free) or (612) 336-7604 (collect) or directed to Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Requests for the Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550 (for banks and brokers) or (800) 967-4617 (for all others).

As announced recently, Darden expects to use approximately $1.0 billion of the cash proceeds from the anticipated sale of its Red Lobster business to retire outstanding debt. In addition to the Offers described above, Darden has agreed to repurchase $80 million and $210 million aggregate principal amount of its 3.79% Senior Notes due 2019 and its 4.52% Senior Notes due 2024, respectively. Darden’s agreement to repurchase these notes is conditioned upon closing of the anticipated Red Lobster Transaction.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement to sell Red Lobster, the outcome of any legal proceeding that may be instituted against Darden relating to the Red Lobster transaction or otherwise, the failure of the Red Lobster transaction to close for any reason including non-fulfillment of any conditions to close, the timing of the completion of the transaction, actions of activist investors and the cost and disruption of responding to those actions, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.